UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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TAUBMAN CENTERS, INC.
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP L & B REAL ESTATE OPPORTUNITY FUND, LP LAND & BUILDINGS GP LP LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC CHARLES ELSON JONATHAN LITT
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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), has filed a definitive proxy statement and an accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of Land & Buildings’ slate of highly-qualified director nominees to the Board of Directors of Taubman Centers, Inc., a Michigan corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

Item 1: On May 30, 2017, Land & Buildings issued the following press release:

Land and Buildings’ Jonathan Litt Releases Open Letter to Shareholders of Taubman Centers

– Details the Exceptional Value Creation Opportunity at Taubman and the Unique Quality of its Portfolio –

– Discusses Commitment, if Elected, to Work Collaboratively with Taubman Board and CEO for Benefit of All Shareholders –

– Believes Company Announcement to De-Stagger Board Two Days Before Annual Meeting and 10 Years after More than 85 percent of Common Shareholders Voted for this Measure is Too Little Too Late and Fails to Address Deeply Embedded Issues with Taubman Governance Structure –

– Proxy Advisor Egan Jones Joins ISS and Glass Lewis in Recommending that Taubman Shareholders Vote to Elect Both Highly-Qualified and Independent Land and Buildings Nominees Jonathan Litt and Charles Elson –

Stamford, CT — May 30, 2017 – Land & Buildings Investment Management, LLC (together with its affiliates, "Land and Buildings") announced today that its Founder and CIO, Jonathan Litt, has issued an open letter to shareholders of Taubman Centers, Inc. (NYSE: TCO) (“Taubman,” “Taubman Centers” or the "Company”) in connection with the upcoming 2017 Annual Meeting of Shareholders (the “Annual Meeting”). Please visit www.SaveTaubman.com for additional materials regarding the solicitation.

The full text of the letter follows:

Dear Fellow Taubman Shareholders:

With Taubman Centers’ upcoming Annual Meeting scheduled to be held in just two days (June 1, 2017), each of you has the opportunity to help shape the future of our Company. We at Land and Buildings truly believe that the election of myself to the Taubman Board of Directors (the “Board”) – along with my fellow nominee Charles Elson – would be the right choice for the Company. Charles is one of the leading experts on corporate governance in America, and I have decades of unique experience as an analyst, investor and board member identifying and delivering value across the real estate sector. We have complementary skill sets and perspectives directly relevant to Taubman’s business and current challenges.

With the Annual Meeting nearly upon us, we want to remind you why we undertook this process in the first place, why our combination of expertise would be a valuable addition to the Board and why we believe we are worthy of your vote:

•	We recognize the exceptional potential of Taubman as a company and the unique value of its assets. Our view is that the rumors of brick and mortar real estate’s death have been greatly exaggerated. More precisely, this doom and gloom outlook does not apply to the type of Class-A mall portfolio owned by Taubman Centers.

 It’s certainly true that the retail sector is undergoing a sea change, and some players will be winners and others losers as the industry’s omni-channel evolution continues. However, we believe that regardless of which retailers come out on top, those that do will continue to want to be in Taubman’s malls and Taubman’s malls will be in high demand by real estate investors. This is why we are confident that with the right operational, strategic and governance changes, this Company can truly thrive.

•	We understand how to unlock and maximize the unrealized value of Taubman. As Glass, Lewis & Co. LLC (“Glass Lewis”) recently noted, Taubman’s “(P)ortfolio of best-in-class assets, which may reasonably be expected to generate best-in-class returns, has simply not delivered the same level of returns in recent years as those achieved by the Company's other Class-A mall REIT peers.”[1]

We estimate that the underlying asset value of Taubman is $106 per share, or ~70% upside from current levels. In addition, given the substantial low hanging fruit on the operating side, the asset value could ultimately be even higher.

I was a leading sell-side real estate analyst for 14 years and the number one ranked analyst for eight of these years.2 Further, as CIO and Founder of Land and Buildings since 2008, I have actively engaged with management teams and board members and successfully aided in unlocking value for all shareholders, achieving more than a 30% annualized gross return on completed investments.3

In our comprehensive investor presentation, Land and Buildings has laid out a thorough and detailed analysis for how to maximize the potential of Taubman Centers and its enviable portfolio of assets. Based on my proven track record and industry experience, combined with the leading expertise of Charles Elson to help address the governance issues facing the Company, we know we could be positive change agents on the Board who can help align the value of Taubman’s assets with the value the Company delivers to shareholders.

•	If elected, we would seek to be constructive and collaborative partners – and I’m confident we could do so. Despite what some might believe, I did not leave the sell-side and become an investor because I enjoy long, expensive, time-consuming, contentious situations. On the contrary, I got into this side of the business because I wanted to be an advocate for shareholders by actively engaging with management teams and boards, and apply my real estate knowledge towards delivering value for investors who believed in my partners and myself. In many cases those objectives simply cannot be achieved by staying on the sidelines.

These situations are professional, not personal. I have had a professional relationship with Bobby Taubman for 25 years. If elected, Charles and myself would do everything necessary to put the past few months behind all of us, and we would eagerly get to work to drive value-enhancing initiatives at Taubman alongside our fellow Board members, as well as Bobby in his role as CEO.

1 Permission to quote from the Glass Lewis report was neither sought nor obtained.

2 According to Institutional Investor Magazine.

3 See https://www.forbes.com/sites/antoinegara/2016/01/08/a-wave-of-reit-mergers-means-this-activist-hedge-fund-gained-24-7-in-2015/#767315ea7673.

•	There is no easy fix for Taubman’s deeply embedded governance challenges – but it must begin with immediate new voices on the Board. The governance issues at Taubman are well documented. Today the Company announced it would be undertaking “accelerated board refreshment and moving forward with transitioning to annual elections for directors.” Unfortunately, we believe this eleventh-hour announcement only two days before the Annual Meeting and nearly 10 years after more than 85 percent of common shareholders voted to declassify the Board two years in a row, is simply too little too late. As such, it cannot be seen by shareholders as anything but a transparently defensive and reactionary measure that offers only suspect promises of real change, and fails to address the deeply embedded governance failings that have plagued Taubman for decades. Ultimately this move is akin to treating a bullet wound with a Band-Aid. If the Company’s motivation was truly to improve governance they would add a world-class, independent expert – such as Charles Elson.

What the Taubman Board has repeatedly failed to understand is that this is not about winning or losing, it is about doing everything possible to create value for Taubman shareholders, which starts by installing the best board possible to faithfully represent shareholders’ interests. You deserve directors who will be proactive and work tirelessly to enhance value, not ones who appear only committed to doing the bare minimum in the face of shareholder pressure and to win an election contest.

Fundamentally it comes down to this: no step short of removing the Taubman family’s dual class B-share structure and ill-gotten 30% voting block will truly protect shareholders. As Institutional Shareholder Services (“ISS”) states, “There is no guarantee that, if given another occasion to make a unilateral choice in contravention to shareholders' wishes, the board will not destroy shareholder value.”4 It is inarguable that Charles Elson is one of the leading corporate governance experts in the country and that he has effectively helped drive material governance improvements from the board-level at other shareholder-unfriendly companies. I have successfully collaborated with numerous companies in the REIT sector to unlock shareholder value, including through governance enhancements, and I understand what issues to prioritize in order to remove barriers to value realization. Importantly, both of us understand our fiduciary duties to shareholders.

We are excited by the opportunity at Taubman Centers and are committed to ensuring that your interests remain paramount in the boardroom. We stand ready, willing, and able to work collaboratively with Taubman’s Board and management team to create substantial value for the benefit of all shareholders.

Please vote the GOLD proxy card to allow Charles and I the opportunity to help restore Taubman to the prominence it deserves.

Sincerely,

Jonathan Litt

Founder and CIO, Land and Buildings

It is Time for Change and Accountability.

Vote the GOLD Proxy Card Today!

4 Permission to quote from the ISS report was neither sought nor obtained.

About Land and Buildings:

Land and Buildings is a registered investment manager specializing in publicly traded real estate and real estate related securities. Land and Buildings seeks to deliver attractive risk adjusted returns by opportunistically investing in securities of global real estate and real estate related companies, leveraging its investment professionals' deep experience, research expertise and industry relationships.

Media Contact:
Dan Zacchei / Joe Germani

Sloane & Company

212-486-9500

Dzacchei@sloanepr.com

JGermani@sloanepr.com

Investor Contact:

D.F. King & Co., Inc.

Edward McCarthy

212-493-6952

emccarthy@dfking.com

Item 2: The following materials were posted by Land & Buildings to www.savetaubman.com:

SAVE TAUBMAN

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Press Releases & Statements

MAY 30

MAY 30, 2017

MAY 25

Land and Buildings' Nominee Charles Elson Releases Open Letter to Shareholders of Taubman Centers

MAY 25, 2017

MAY 23

ISS and Glass Lewis Endorse Full Slate of Land and Buildings Nominees for Election at Taubman Centers

MAY 23, 2017

MAY 18

Land and Buildings Issues Letter Commenting on Taubman Centers' Numerous Misleading Excuses for Chronic Underperformance

MAY 18, 2017

MAY 17

Filed Taubman Centers Complaint

MAY 17, 2017

MAY 17

Land and Buildings Files Complaint Against Taubman Centers, Inc.

MAY 17, 2017

MAY 09

Land and Buildings Issues Presentation Refuting Taubman Centers' False and Misleading Claims

MAY 9, 2017

MAY 01

Land and Buildings Issues Detailed Presentation Outlining Need for a Refreshed Board at Taubman Centers, Inc.

MAY 1, 2017

APR 27

Land and Buildings to Host Conference Call on Taubman Centers on Monday May 1st at 10AM Eastern

APRIL 27, 2017

APR 26

TCO Proxy Supplement

APRIL 26, 2017

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